                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 21, 1999



                             RENAL CARE GROUP, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)




            Delaware                0-27640                62-1622383
            --------                -------                ----------
         (State or other         (Commission             (IRS Employer
         jurisdiction of         File Number)           Identification No.)
         incorporation)



           2100 West End Avenue, Suite 800, Nashville, Tennessee 37203
          -------------------------------------------------------------
          (Address, including zip code, of principal executive offices)


                                 (615) 345-5500
          -------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         On January 29, 1999, Renal Care Group, Inc. ("RCG" or the "Company") acquired by merger all of the capital stock of Dialysis Centers of America, Inc., a Delaware corporation ("DCA"), for approximately 3,226,546 shares, subject to certain adjustments, of the Company's $0.01 par value per share common stock. The merger was consummated under an Agreement and Plan of Merger dated as of January 12, 1999 by and among the Company, a newly formed merger subsidiary of the Company, DCA and certain of the shareholders and warrantholders of DCA. The transaction was accounted for as a pooling-of-interests.

         RCG hereby files the Supplemental Selected Financial Data, Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations, Supplemental Consolidated Financial Statements and Supplemental Financial Statement Schedule, which give effect to the transaction and restate the accounts of the Company to give effect to the pooling-of-interests.

         SUPPLEMENTAL SELECTED FINANCIAL DATA

         On January 29, 1999, Renal Care Group, Inc. (with its subsidiaries the "Company" or "RCG") merged with Dialysis Centers of America, Inc. ("DCA"). DCA owned and operated 12 dialysis centers and provided acute dialysis services to six hospitals. The transaction has been accounted for as a pooling-of-interests, and as such, the Supplemental Selected Financial Data included herein give retroactive effect to the transaction and include the combined operations of the Company and DCA for all periods.

         The Supplemental Selected Historical Financial Data - Renal Care Group, Inc. on page 4 represent the historical results of operations of the Company. This information does not include the results of operations for any periods prior to the date of RCG's initial public offering in February 1996 for the five companies (the "Founding Companies") that were simultaneously acquired (the "Combination") when the Company commenced business in February 1996.

         The Supplemental Selected Combined and Pro Forma Financial Data - Renal Care Group, Inc. and Founding Companies on page 5 represent the results of operations had the Founding Companies and the Company been combined for all periods presented without giving effect to the initial public offering for periods prior to February 1996 except on a pro forma basis.

         The Combination was accounted for using historical cost, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 48, because no single owner group from any of the Founding Companies held more than 50% equity interest in RCG as of the closing of RCG's initial public offering. Accordingly, the Company has recorded the net assets acquired at the Founding Companies' historical cost basis, as determined by generally accepted accounting principles.

         The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of earnings per share and the impact of Statement No. 128, see the notes to the supplemental consolidated financial statements.

         The Supplemental Selected Historical Financial Data - Renal Care Group, Inc. for the years ended December 31, 1996, 1997 and 1998 are derived from audited data included elsewhere in this Form 8-K. The unaudited combined financial data have been prepared on the same basis as the supplemental audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of normal, recurring accruals necessary for a fair presentation of the combined financial position and the combined results of operations for the periods presented. The following data should be read in conjunction with the supplemental consolidated financial statements and related notes and "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Form 8-K.

               SUPPLEMENTAL SELECTED HISTORICAL FINANCIAL DATA --
                             RENAL CARE GROUP, INC.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              YEAR ENDED DECEMBER 31,(1)
                                                                              --------------------------

                                                         1994(2)      1995(2)       1996          1997          1998
                                                        -------      -------      --------      --------      --------
INCOME STATEMENT DATA:
  Net revenue ....................................      $41,627      $56,157      $163,377      $257,866      $420,694
  Patient care costs .............................       25,003       37,651       113,169       177,109       276,895
  General and administrative expenses ............        8,721       11,101        17,442        26,279        39,953
  Provision for doubtful accounts ................        1,418        2,845         3,414         8,022        13,074
  Depreciation and amortization ..................        1,484        2,471         6,021        11,436        21,293
  Merger expenses ................................           --           --         1,960           300         1,000
                                                        -------      -------      --------      --------      --------
  Total operating costs and expenses .............       36,626       54,068       142,006       223,146       352,215
                                                        -------      -------      --------      --------      --------
  Income from operations .........................        5,001        2,089        21,371        34,720        68,479
  Interest expense, net ..........................          363        1,109         1,103         1,695         5,493
                                                        -------      -------      --------      --------      --------
  Income before income taxes and minority interest        4,638          980        20,268        33,025        62,986
  Minority interest ..............................           --           --            --           955         3,492
                                                        -------      -------      --------      --------      --------
  Income before income taxes .....................      $ 4,638      $   980        20,268        32,070        59,494
                                                        =======      =======
  Provision for income taxes..........................                               7,991        11,913        22,092
                                                                                  --------       -------      --------
  Net income..........................................                            $ 12,277      $ 20,157      $ 37,402
                                                                                  ========      ========      ========
  Basic net income per share..........................                            $   0.42      $   0.55      $   0.86
                                                                                  ========      ========      ========
  Basic weighted average shares outstanding...........                              29,455        36,747        43,274
                                                                                  ========      ========      ========
  Diluted net income per share........................                            $   0.39      $   0.52      $   0.82
                                                                                  ========      ========      ========
  Diluted weighted average shares outstanding.........                              31,750        38,779        45,835
                                                                                  ========      ========      ========

                                                                                DECEMBER 31, (1)
                                                                                ----------------
                                                                1994      1995       1996       1997       1998
                                                             --------   --------   --------   --------   --------
BALANCE SHEET DATA:
  Working capital (deficit)...........................       $  3,171   $ (1,168)  $ 49,420   $ 19,973   $ 45,795
  Total assets........................................         17,318     49,461    180,149    307,498    433,377
  Long-term debt......................................          5,420     21,340     24,000     37,406     79,507
  Stockholders' equity................................          5,919     12,496    107,305    188,972    245,680

----------

(1) The financial information for the years ended December 31, 1994 and 1995 does not include the Founding Companies. The financial information for the year ended December 31, 1996 includes the results of operations for the Founding Companies after February 1996 when they were acquired by RCG in the Combination simultaneously with its initial public offering.
(2) Net income per share amounts are not presented for the years ended December 31, 1994 and 1995 as the historical results of operations of the Company for these years primarily consisted of non-taxed net income from Main Line and RenalWest which were S corporations; therefore, taxes were payable personally by the stockholders of the respective entities. Additionally, the entities had materially different equity structures than the Company, and net income per share is not meaningful.

             SUPPLEMENTAL SELECTED COMBINED AND PRO FORMA FINANCIAL
              DATA -- RENAL CARE GROUP, INC. AND FOUNDING COMPANIES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       YEAR ENDED DECEMBER 31, (1)
                                                                       ---------------------------
                                                               1994      1995(2)    1996(3)     1997       1998
                                                             --------    -------    -------   --------   --------
INCOME STATEMENT DATA:
  Net revenue.........................................       $110,670     $128,515  $169,753  $257,866   $420,694
  Patient care costs..................................         75,366       91,160   117,896   177,109    276,895
  General and administrative expenses.................         12,616       15,266    17,875    26,279     39,953
  Provision for doubtful accounts.....................          2,914        4,485     3,539     8,022     13,074
  Depreciation and amortization.......................          3,414        4,552     6,195    11,436     21,293
  Merger expenses.....................................             --           --     1,960       300      1,000
                                                             --------     --------  --------  --------   --------
  Total operating costs and expenses..................         94,310      115,463   147,465   223,146    352,215
                                                             --------     --------  --------  --------   --------
  Income from operations..............................         16,360       13,052    22,288    34,720     68,479
  Interest expense, net...............................            646        1,670     1,197     1,695      5,493
                                                             --------     --------  --------  --------   --------
  Income before income taxes and minority interest....         15,714       11,382    21,091    33,025     62,986
  Minority interest...................................             --           --        --       955      3,492
                                                             --------     --------  --------  --------   --------
  Income before income taxes..........................       $ 15,714     $ 11,382    21,091    32,070     59,494
                                                             ========     ========     8,058    11,913     22,092
  Provision for income taxes..........................                              --------  --------   --------
  Net income..........................................                              $ 13,033  $ 20,157   $ 37,402
                                                                                    ========  ========   ========
  Basic net income per share..........................                              $   0.42      0.55   $   0.86
                                                                                    ========  ========   ========
  Basic weighted average shares outstanding...........                                31,158    36,747     43,274
                                                                                    ========  ========   ========
  Diluted net income per share........................                              $   0.39  $   0.52       0.82
                                                                                    ========  ========  =========
  Diluted weighted average shares outstanding.........                                33,452    38,779     45,835
                                                                                    ========  ========  =========


                                                                            DECEMBER 31, (1)
                                                                            ----------------
                                                              1994         1995     1996(1)    1997      1998
                                                              ----         ----     ------     ----      ----
BALANCE SHEET DATA:
  Working capital.....................................       $ 18,158   $ 12,487  $  49,420  $  19,973  $  45,795
  Total assets........................................         49,918     89,595    180,149    307,498    433,377
  Long-term debt......................................          8,630     29,915     24,000     37,406     79,507
  Stockholders' equity................................         26,825     33,288    107,305    188,972    245,680

----------

(1) The financial information for each of the years presented represents the results of operations of Renal Care Group and Founding Companies combined without giving effect to the Company's initial public offering for periods prior to February 1996.
(2) Pro forma information for the year ended December 31, 1995 excludes the following adjustments: (a) the provision for federal and state income taxes as if not-for-profit and S-corporations had been subject to such taxes; (b) additional estimated corporate overhead of approximately $2,600 that would have been incurred had the Combination occurred at the beginning of 1995; and (c) certain other adjustments to reflect the Combination and the initial public offering.
(3) Pro forma information for the year ended December 31, 1996 gives effect to the provision for federal and state income taxes as if not-for-profit and S-corporations had been subject to such taxes and includes the results of operations for the Founding Companies for the month of January. Net income and diluted net income per share before merger expenses for the year ended December 31, 1996 would have been $14,269 and $0.43, respectively.

         SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with (1) the Company's Supplemental Consolidated Financial Statements, including the notes thereto, contained elsewhere in this Current Report on Form 8-K, and (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

OVERVIEW

         Renal Care Group, Inc. provides dialysis services to patients with chronic kidney failure. RCG began operating in February 1996 when it acquired the Founding Companies in the Combination simultaneous with its initial public offering. As of December 31, 1998, the Company provided dialysis and ancillary services to approximately 13,100 patients through 172 outpatient dialysis centers in 20 states, in addition to providing acute dialysis services in 100 hospitals.

         For the comparison discussion that follows, the Supplemental Selected Combined and Pro Forma Data include the financial information of the Founding Companies, and previously reported transactions accounted for as poolings-of-interests. On January 29, 1999, the Company merged with DCA in a transaction accounted for as a pooling-of-interests. Consistent with other poolings-of-interests transactions, the comparison discussion that follows include Supplemental Selected Combined amounts that include the combined results of RCG and DCA. Because the Founding Companies and other companies added in pooling transactions were independent and not operated by RCG's management before the dates of acquisition, the historical results of such companies before such times may not be indicative of future performance.

         RCG's net revenue has been derived primarily from the following sources:

         -        outpatient hemodialysis services;

         - ancillary services associated with dialysis, primarily the administration of erythopoietin (EPO);

         -        home dialysis services;

         - inpatient hemodialysis services provided pursuant to contracts with acute care hospitals and skilled nursing facilities;

         - management contracts with hospital-based and medical university dialysis programs;

         -        laboratory services; and

         -        wound care and diabetic services.

         Patients with end-stage renal disease (ESRD) typically receive three dialysis treatments each week, with reimbursement for services provided primarily by the Medicare ESRD program based on rates established by the Health Care Financing Administration. For the year ended December 31, 1998, approximately 64% of the Company's net revenue was derived from reimbursement under the Medicare and Medicaid programs. Medicare reimbursement is subject to rate and other legislative changes by Congress and periodic changes in regulations, including changes that may reduce payments under the ESRD program.

         The Medicare composite rate applies to a designated group of dialysis services, including the dialysis treatment, supplies used for such treatment, certain laboratory tests and medications, and most of the home dialysis services provided by RCG. Certain other services and drugs are eligible for separate reimbursement under Medicare and are not part of the composite rate, including specific drugs such as erythropoietin and some physician-ordered tests provided to dialysis patients.

         For patients with private health insurance, dialysis was historically reimbursed at rates higher than Medicare during the first 18 months of treatment, and after that time Medicare became the primary payor. Effective August 5, 1997, however, the Balanced Budget Act provided that the health insurance coordination period during which private insurance must pay for dialysis was extended to 30 months of treatment, and after that period Medicare becomes the primary payor. Reimbursement for dialysis services provided pursuant to a hospital contract is negotiated with the individual hospital and generally is higher on a per treatment equivalent basis than the Medicare composite rate. Because dialysis is a life-sustaining therapy used to treat this chronic disease, utilization is predictable and is not subject to seasonal fluctuations.

RESULTS OF OPERATIONS

         In February 1996 RCG commenced its business with the simultaneous acquisition of the five Founding Companies in the Combination. As a result of the Combination, a comparison of the current operations of RCG to its historical operations prior to the Combination is not considered meaningful. Therefore, the results of operations for all periods in the table below and in the period comparisons that follow reflect the historical operations of the Company combined with the operations of the Founding Companies on a pro-forma basis as if the Combination had occurred for all periods presented.

         The following table sets forth, results of operations (in thousands) for the periods indicated and the percentage of net revenue represented by the respective financial line items:

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                               1996                     1997                    1998
                                               ----                     ----                    ----

Net Revenue ...................      $169,753      100.0%      $257,866      100.0%      $420,694      100.0%
Patient care costs ............       117,896       69.5        177,109       68.7        276,895       65.8
General and administrative
   expenses ...................        17,875       10.5         26,279       10.2         39,953        9.5
Provision for doubtful accounts         3,539        2.1          8,022        3.1         13,074        3.1
Depreciation and amortization .         6,195        3.6         11,436        4.4         21,293        5.1
Merger expenses ...............         1,960        1.2            300        0.1          1,000        0.2
                                     --------      -----       --------      -----       --------      -----
Total operating costs and
    expenses ..................       147,465       86.9        223,146       86.5        352,215       83.7
                                     --------      -----       --------      -----       --------      -----
Income from operations ........        22,288       13.1         34,720       13.5         68,479       16.3
Interest expense, net .........         1,197        0.7          1,695        0.7          5,493        1.3
Minority interest .............            --         --            955        0.4          3,492        0.9
                                     --------      -----       --------      -----       --------      -----
Income before income taxes ....      $ 21,091       12.4%      $ 32,070       12.4%      $ 59,494       14.1%
                                     ========      =====       ========      =====       ========      =====

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Net Revenue. Net revenue increased from $257.9 million for the year ended December 31, 1997 to $420.7 million for the year ended December 31, 1998, an increase of $162.8 million, or 63.1%. This increase resulted primarily from a 47.0% increase in the number of treatments from 1,246,650 in 1997 to 1,831,960 in 1998. This growth in treatments is a result of the acquisition and development of various dialysis facilities and a 9.7% increase in same-center treatments for 1998 over 1997. In addition, average net revenue per dialysis treatment increased 8.3% from $206 in 1997 to $223 in 1998. The remaining revenue increase is a result of wound care and diabetes revenues following RCG's entrance into that business with the December 1997 acquisition of Integrated Wound Care Systems, Inc. (formerly known as STAT Management, Inc.), higher management fees and increased earnings of unconsolidated partnerships in 1998 compared to 1997. The increase in revenue per treatment was due to an improvement in the Company's payor mix, increases in EPO and other drug utilization, increases in acute hospital services, the implementation of RCG's in-house laboratory services and the positive impact on commercial payments of the Medicare secondary payor provisions of the Balanced Budget Act.

         Patient Care Costs. Patient care costs consist of costs directly related to the care of patients, including direct labor, drugs and other medical supplies, and operational costs of facilities. Patient care costs increased from $177.1 million for the year ended December 31, 1997 to $276.9 million for the year ended December 31, 1998, an increase of $99.8 million, or 56.4%. This increase resulted primarily from an increase in the number of treatments performed during the period, which caused a corresponding increase in the cost of labor, drugs and supplies. Patient care costs as a percentage of net revenue decreased from 68.7% in 1997 to 65.8% in 1998 primarily due to the increase in net revenue per treatment. Patient care costs per treatment increased from $142 in 1997 to $151 in 1998, or 6.3%. This increase was due to costs associated with the utilization of EPO and other drugs, the cost of providing acute hospital services, the cost of providing in-house laboratory services and normal health care inflation.

         General and Administrative Expenses. General and administrative expenses include corporate office costs and facility costs not directly related to the care of patients, including facility administration, accounting, billing and information systems. General and administrative expenses increased from $26.3 million for the year ended December 31, 1997 to $40.0 million for the year ended December 31, 1998, an increase of $13.7 million, or 52.1%. General and administrative expenses as a percentage of revenue decreased from 10.2% in 1997 to 9.5% in 1998, primarily as the result of the increase in net revenue for 1998.

         Provision for Doubtful Accounts. The provision for doubtful accounts is a function of payor mix, billing practices, and other factors. RCG reserves for doubtful accounts in the period in which the revenue is recognized based on management's estimate of the net collectibility of the accounts receivable. Management estimates the net collectibility of accounts receivable based upon an analysis of payor mix, billing practices and other factors. The provision for doubtful accounts increased from $8.0 million in 1997 to $13.1 million in 1998. The provision for doubtful accounts as a percentage of net revenue remained constant at 3.1% in 1997 and 1998.

         Depreciation and Amortization. Depreciation and amortization increased from $11.4 million for the year ended December 31, 1997 to $21.3 million for the year ended December 31, 1998, an increase of $9.9 million, or 86.8%. This increase was due to the start-up of dialysis facilities, the normal replacement costs of dialysis facilities and equipment, the purchase of information systems, and the amortization of the goodwill associated with acquisitions accounted for as purchases.

         Merger Expenses. Merger expenses of $1.0 million for the year ended December 31, 1998, represent legal, accounting and employee severance costs and related benefits and other costs associated with the assimilation and transition of the mergers in Arkansas, Missouri and Oklahoma during January and April 1998.

         Income from Operations. Income from operations increased from $34.7 million for the year ended December 31, 1997 to $68.5 million for the year ended December 31, 1998, an increase of $33.8 million, or 97.4%. Income from operations as a percentage of net revenue increased from 13.5% in 1997 to 16.3% in 1998 as a result of the factors discussed above.

         Interest Expense, Net. Interest expense of $5.5 million for the year ended December 31, 1998 increased $3.8 million compared to interest expense of $1.7 million for the year ended December 31, 1997. The 1998 interest expense increase is primarily attributable to increased borrowings under RCG's $125.0 million credit facility along with certain borrowings under DCA's credit facility. These borrowings were used for a combination of acquisitions, capital expenditures and working capital requirements.

         Minority Interest. Minority interest represents the proportionate equity interest of other partners in RCG's consolidated entities that are not wholly-owned. As of December 31, 1998, this was primarily comprised of three joint venture partnerships.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net Revenue. Net revenue increased from $169.8 million for the year ended December 31, 1996 to $257.9 million for the year ended December 31, 1997, an increase of $88.1 million, or 51.9%. This increase resulted primarily from a 43.3% increase in the number of treatments from 869,999 in 1996 to 1,246,650 in 1997. This growth in treatments is a result of the acquisition and development of various dialysis facilities and an 8.0% increase in same-center treatments for 1997 over 1996. In addition, average revenue per dialysis treatment increased 6.7% from $193 in 1996 to $206 in 1997. The remaining revenue increase is a result of higher management fees and earnings of unconsolidated partnerships in 1997 compared to 1996. The revenue per treatment increase is due to an improvement in RCG's payor mix, increases in EPO and other drug utilization, and the implementation of RCG's in-house laboratory services.

         Patient Care Costs. Patient care costs consist of costs directly related to the care of patients, including direct labor, drugs and other medical supplies, and operational costs of facilities. Patient care costs increased from $117.9 million for the year ended December 31, 1996 to $177.1 million for the year ended December 31, 1997, an increase of $59.2 million, or 50.2%. This increase resulted primarily from an increase in the number of treatments performed during the period, which caused a corresponding increase in the use of drugs, supplies and labor. Patient care costs as a percentage of net revenue decreased from 69.5% in 1996 to 68.7% in 1997 primarily due to the increase in net revenue per treatment. Patient care costs per treatment increased from $136 in 1996 to $142 in 1997, or 4.4%. This increase is due to costs associated with the utilization of EPO and other drugs, the cost of providing in-house laboratory services, and normal health care inflation.

         General and Administrative Expenses. General and administrative expenses include corporate office costs and facility costs not directly related to the care of patients, including facility administration, accounting, billing and information systems. General and administrative expenses increased from $17.9 million for the year ended December 31,

1996 to $26.3 million for the year ended December 31, 1997, an increase of $8.4 million, or 46.9%. General and administrative expenses as a percentage of revenue decreased from 10.5% in 1996 to 10.2% in 1997.

         Provision for Doubtful Accounts. The provision for doubtful accounts is a function of payor mix, billing practices, and other factors. RCG reserves for doubtful accounts in the period in which the revenue is recognized based on management's estimate of the net collectibility of the accounts receivable. The provision for doubtful accounts increased from $3.5 million in 1996 to $8.0 million in 1997. The provision for doubtful accounts as a percentage of net revenue increased from 2.1% in 1996 to 3.1% in 1997. This increase in provision for doubtful accounts was influenced by the amount of net operating revenues generated from non-governmental payor sources.

         Depreciation and Amortization. Depreciation and amortization increased from $6.2 million for the year ended December 31, 1996 to $11.4 million for the year ended December 31, 1997, an increase of $5.2 million, or 83.9%. This increase was due to the start-up of dialysis facilities, the normal replacement costs of dialysis facilities and equipment, the purchase of information systems, and the amortization of the goodwill associated with acquisitions accounted for as purchases.

         Merger Expenses. Merger expenses of $300,000 represented legal, accounting and employee severance and related benefits in connection with the Company's acquisition of a dialysis business in Corpus Christi, Texas.

         Income from Operations. Income from operations increased from $22.3 million for the year ended December 31, 1996 to $34.7 million for the year ended December 31, 1997, an increase of $12.4 million, or 55.6%. Income from operations as a percentage of net revenue increased from 13.1% in 1996 to 13.5% in 1997 as a result of the factors discussed above.

         Interest Expense, Net. Interest expense of $1.7 million for the year ended December 31, 1997 increased $500,000 compared to interest expense of $1.2 million for the year ended December 31, 1996. The 1997 interest expense is primarily attributable to DCA's borrowings under both a term note and revolving credit note outstanding under a credit facility with a bank.

         Minority Interest. Minority interest represents the proportionate equity interest of other partners in the Company's consolidated entities which are not wholly-owned. As of December 31, 1997, this was primarily comprised of three joint venture partnerships.

LIQUIDITY AND CAPITAL RESOURCES

         RCG requires capital primarily to acquire and develop dialysis centers, to purchase property and equipment for existing centers, and to finance working capital needs. At December 31, 1998, RCG's working capital was $45.8 million, cash and cash equivalents were $20.0 million, and the Company's current ratio was 1.6 to 1.0. RCG's working capital increased during the year primarily due to acquisitions, the increase in long-term debt primarily to fund those acquisitions and the increase in net income.

         Net cash provided by operating activities was $43.6 million for the year ended December 31, 1998. Cash provided by operating activities consists of net income before depreciation and amortization expense, partially offset by increases in accounts receivable and other current assets net of liabilities. Net cash used in investing activities was $87.2 million for the year ended December 31, 1998. Cash used in investing activities consisted primarily of $57.7 million of cash paid for acquisitions, net of cash acquired, and $29.7 million of capital expenditures. Cash provided by financing activities was $54.4 million for the year ended December 31, 1998. Cash provided by financing activities resulted primarily from $48.7 million in net borrowings under RCG's line of credit to fund certain acquisitions and an aggregate of $17.3 million from the proceeds, and the related income tax benefit, of stock option exercises net of $12.0 million payments on long-term debt.

         At December 31, 1998, the Company was party to two separate credit facilities totaling $140.0 million plus a term note with an outstanding balance of $20.7 million. Upon completion of the merger with DCA in January 1999, the Company repaid approximately $6.0 million outstanding under DCA's $15.0 million credit facility and the $20.7 million term note. The Company borrowed amounts under its $125.0 million credit facility to make these repayments. The following provides information relating to the Company's First Amended and Restated Loan Agreement of $125.0 million, which remains in existence after the merger.

         Borrowings under the $125.0 million credit facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes. No more than $25.0 million of the credit facility may be used for working capital purposes. Within the working capital sublimit, RCG may borrow up to $5.0 million in swing line loans.

         RCG has negotiated loan pricing based on a LIBO rate margin pursuant to leverage tiers. These leverage tiers extend from 0.75 to 2.25 times and are priced at a LIBO rate margin of 0.60% to 1.35%. Commitment fees are also priced pursuant to leverage ratio tiers. Commitment fees range from 0.20% to 0.30% pursuant to leverage ratios ranging between 0.75 and 2.25. Under the loan agreement, commitments range in amounts and dates from the closing date through August 2003. RCG has obtained total lender commitments of $125.0 million through August 2000. Lender commitments are then reduced to $106.3 million through August 2001, $87.5 million through August 2002 and $68.8 million through August 2003. All loans under the loan agreement are due and payable on August 4, 2003. On December 31, 1998, there was $62.5 million outstanding under this agreement.

         Under the loan agreement, each of RCG's subsidiaries has guaranteed all of RCG's obligations under the loan agreement. Further, RCG's obligations under the loan agreement, and the obligations of each of its subsidiaries under its guaranty, are secured by a pledge of the equity interests held by RCG in each of the subsidiaries. Financial covenants are customary based on the amount and duration of this commitment.

         A significant component of RCG's growth strategy is the acquisition and development of dialysis facilities. RCG believes that existing cash and funds from operations, together with funds available under the line of credit, will be sufficient to meet RCG's acquisition, expansion, capital expenditure and working capital needs for the next 12 months. However, to finance certain large strategic acquisition opportunities, RCG may need to incur additional short- and long-term bank indebtedness and may issue equity or debt securities. The availability and terms of any additional financing will depend on market and other conditions. There can be no assurance that such additional financing, if required, will be available on acceptable terms.

         Capital expenditures of approximately $33.5 million, primarily for equipment replacement, expansion of existing dialysis facilities and construction of new de novo facilities are planned in 1999. RCG expects that such capital expenditures will be funded with cash provided by operating activities and available lines of credit. RCG believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short- and long-term basis.

                        NEWLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for interim and annual periods in 1998. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. RCG adopted Statement 130 on January 1, 1998, and the adoption of such statement did not impact the presentation of the accompanying supplemental consolidated financial statements.

         In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for the fiscal years beginning after December 15, 1997. Management of the Company has reviewed the impact of Statement 131 and the Company adopted such Statement on January 1,

1998. The adoption of Statement 131 did not impact the presentations of the accompanying supplemental consolidated financial statements as management concludes that multiple operating segments do not exist within the Company.

                               IMPACT OF YEAR 2000

         Introduction. The term "year 2000 issue" is a general term used to describe various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems arise from hardware and software unable to distinguish dates in the "2000's" from dates in the "1900's" and from other sources such as the use of special codes and conventions in software that make use of a date field.

         RCG's State of Readiness. RCG's efforts in addressing the year 2000 issue are focused in the following four areas:

         - developing awareness and educating employees regarding the year 2000 issue;

         - implementing procedures to determine whether RCG's software systems and hardware platforms are year 2000 compliant and communicating with suppliers and third party payors to determine whether there will be any interruption in their systems that could affect RCG's ability to receive timely shipments of inventory or payment for services as a result of the year 2000 issue;

         - evaluating and making necessary modifications to RCG's software and hardware systems and other systems that contain imbedded chips, such as phone systems, which process dates and date sensitive materials; and

         -        testing of systems for year 2000 compliance.

         The Company has completed its initial assessment of key computer systems and electronic devices and expects to complete a more detailed inventory of each facility by April 30, 1999. The Company is developing and implementing plans to remediate year 2000 issues identified in the assessment phase. RCG expects to complete the remediation phase by June 30, 1999 and the testing phase by August 31, 1999. The education phase will be an on-going process throughout 1999.

         RCG is in the process of obtaining written confirmation from vendors that RCG's software applications and hardware platforms acquired from such vendors will correctly manipulate dates and date-related data as the year 2000 is approached and reached. Based on an initial assessment of its core clinical and financial systems, the Company has determined the following: (1) over 90% of RCG's core systems are packaged applications licensed from third-party vendors, thus less than 10% were developed internally; and (2) substantially all of such third-party applications have been certified to RCG by their manufacturers as fully Year 2000 compliant, or as upgradable to become compliant with minor upgrades.

         Furthermore, to improve its operating performance and efficiency, RCG has undertaken a number of significant information system initiatives. These initiatives include the selection and implementation of a new laboratory system, a new human resources and payroll system, a new universal patient index and registration system, and a new practice management system. RCG expects these systems to be put into use in 1999. The manufacturers of these new systems have certified that these systems are year 2000 compliant. The Company currently believes that with upgrades or replacements of certain software and hardware, RCG's internal systems will be substantially year 2000 compliant. Nevertheless, there can be no assurance that the software applications and hardware platforms on which RCG's business relies will correctly manipulate dates and date-related data as the year 2000 is approached and reached. Such failures could have a material adverse effect on RCG's financial condition, results of operations and business.

         RCG's business relies heavily upon its ability to obtain reimbursement from third party payors, including Medicare, Medicaid and private insurers, and to obtain water, power and other supplies from vendors. RCG is in the process of obtaining written verification from its major suppliers, and certain significant third party payors, to determine whether there will be any interruption in the provision of supplies or reimbursement for services performed resulting from the year 2000 issue. RCG expects to complete this process by May 15, 1999. At this time, HCFA has testified to a committee of the U.S. House of Representatives that it is far behind in remedying year 2000 problems. The failure of HCFA, Medicare intermediaries, Medicaid payors or any of RCG's other significant third party payors to remedy year 2000 related problems could result in a delay in RCG's receipt of payments for services which could have a material adverse impact on the Company's earnings, financial condition and business. Furthermore, a delay in receiving supplies from certain vendors could hinder RCG's ability to provide services to patients which could have a material adverse impact on RCG's earnings, financial condition and business.

         RCG is aware that certain of its systems, such as dialysis and other medical equipment, phone systems, facsimile machines, heating and air conditioning, security systems and other non-data processing oriented systems may include imbedded chips that process dates and date-sensitive material. These imbedded chips are both difficult to identify in all instances and difficult to repair; often, total replacement of the chips is necessary. RCG intends to perform an evaluation of its systems to determine whether RCG needs to repair or replace any chips to avoid year 2000 problems. If RCG fails to identify or remediate any imbedded chips (either on an individual or an aggregate basis) on which significant business operations depend, such as phone systems, there could be a material adverse impact on RCG's earnings, financial condition and business.

         Costs to Address RCG's Year 2000 Issues. RCG will utilize both internal and external resources to complete its year 2000 project. RCG estimates that the cost to remediate year 2000 issues that have been identified and to test systems to verify year 2000 compliance will be between $250,000 and $500,000 and will be incurred primarily in the first and second quarters of 1999. The total cost of the year 2000 effort is not known at this time, but will be determined when the assessment phase of the plan is completed.

         Risks Presented by Year 2000 Issues. RCG is still in the process of evaluating potential disruptions or complications that might result from year 2000-related problems. At this time, RCG has not identified any specific business functions that will suffer material disruption as a result of year 2000-related events. The Company may, however, identify business functions in the future that are specifically at risk of year 2000 disruption. RCG's failure at this point to identify year 2000 risks should not be construed to mean that there is no risk of year 2000-related disruption. Moreover, due to the unique and pervasive nature of the year 2000 issue, RCG cannot anticipate each of the wide variety of year 2000 events, particularly outside of the Company, that might arise in a worst case scenario and might have a material adverse effect on RCG's results of operations and business.

         RCG's Contingency Plans. Since RCG has not identified any specific business function that will be materially at risk of significant year 2000 related disruptions, and because a full assessment of the Company's risk from potential year 2000 failures is still in process, RCG has not yet developed detailed contingency plans specific to year 2000 problems. RCG has scheduled an evaluation of the status of completion of its year 2000 initiatives in March 1999 and will determine at that time whether a contingency plan will be developed.

IMPACT OF INFLATION

         A substantial portion of RCG's net revenue is subject to reimbursement rates that are regulated by the federal government and do not automatically adjust for inflation. RCG is unable to increase the amount it receives for the services provided by its dialysis business that are reimbursed under the Medicare composite rate. Increased operating costs due to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates, may adversely affect RCG's results of operations, financial condition and business.

FORWARD-LOOKING INFORMATION

         Certain of the matters discussed in the preceding pages of this Current Report on Form 8-K, particularly regarding implementation of the Company's strategy, development of the dialysis and nephrology industries, anticipated growth and revenues, anticipated working capital and sources of funding for growth opportunities and construction, expenditures, interest, costs and income, and the effects of year 2000 issues constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (See the discussion of "Risk Factors" in the Company's previously filed Annual Report on Form 10-K).

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Renal Care Group, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Renal Care Group, Inc. (formed as a result of the merger of Renal Care Group, Inc. and Dialysis Centers of America, Inc.) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of Renal Care Group, Inc. and Dialysis Centers of America, Inc. consummated on January 29, 1999, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renal Care Group, Inc. at December 31, 1997 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger with Dialysis Centers of America, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP

Nashville, Tennessee
March 2, 1999

                             Renal Care Group, Inc.

                    Supplemental Consolidated Balance Sheets


                                                                                     DECEMBER 31
                                                                              1997                 1998
                                                                           -----------             --------
                                                                                    (In thousands)
ASSETS
Current assets:
    Cash and cash equivalents                                              $     9,138             $ 19,943
    Investments                                                                  3,625                   --
    Accounts receivable, less allowance for doubtful accounts of
       $19,044 in 1997 and $30,726 in 1998                                      56,660               84,795
    Inventories                                                                  5,628                8,553
    Prepaid expenses and other current assets                                    5,978                8,329
    Deferred income taxes                                                        3,166                3,381
                                                                           -----------             --------
         Total current assets                                                   84,195              125,001
Property, plant and equipment, net                                              71,063               96,256
Goodwill and other intangibles, net                                            146,733              205,765
Other assets                                                                     5,507                6,355
                                                                           -----------             --------
         Total assets                                                      $   307,498             $433,377
                                                                           ===========             ========



See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

                    Supplemental Consolidated Balance Sheets


                                                                                 DECEMBER 31
                                                                          1997                 1998
                                                                       -----------          -----------
                                                                                (In thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                   $    14,762          $    20,109
    Accrued compensation                                                    11,474               14,790
    Due to third-party payors                                               11,453               17,286
    Accrued expenses and other current liabilities                          12,383               14,700
    Income taxes payable                                                     1,524                1,579
    Current portion of long-term debt                                       12,626               10,742
                                                                       -----------          -----------
         Total current liabilities                                          64,222               79,206
Long-term debt, net of current portion                                      37,406               79,507
Deferred income taxes                                                        2,301                3,467
Minority interest                                                           14,597               25,517
                                                                       -----------          -----------
         Total liabilities                                                 118,526              187,697
                                                                       -----------          -----------

Stockholders' equity:
    Preferred Stock, $0.01 par value, 10,000 shares authorized,
       none issued                                                              --                   --
    Common stock, $0.01 par value, 60,000 shares
       authorized; 40,418 and 43,995 shares issued
       and outstanding at December 31, 1997
       and 1998, respectively
                                                                               404                  440
    Additional paid-in capital                                             164,547              183,817
    Retained earnings                                                       24,021               61,423
                                                                       -----------          -----------
         Total stockholders' equity                                        188,972              245,680
                                                                       ===========          ===========
         Total liabilities and stockholders' equity                    $   307,498          $   433,377
                                                                       ===========          ===========


See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

                   Supplemental Consolidated Income Statements

                                                                      YEAR ENDED DECEMBER 31
                                                                 1996          1997          1998
                                                               --------      --------      --------
                                                                (In thousands, except per share data)

Net revenue                                                    $163,377      $257,866      $420,694
Operating costs and expenses:
    Patient care costs                                          113,169       177,109       276,895
    General and administrative expenses                          17,442        26,279        39,953
    Provision for doubtful accounts                               3,414         8,022        13,074
    Depreciation and amortization                                 6,021        11,436        21,293
    Merger expenses                                               1,960           300         1,000
                                                               --------      --------      --------
         Total operating costs and expenses                     142,006       223,146       352,215
                                                               --------      --------      --------
Income from operations                                           21,371        34,720        68,479
Interest expense, net                                             1,103         1,695         5,493
                                                               --------      --------      --------
         Income before income taxes and minority interest        20,268        33,025        62,986
Minority interest                                                    --           955         3,492
                                                               --------      --------      --------
         Income before income taxes                              20,268        32,070        59,494
Provision for income taxes                                        7,991        11,913        22,092
                                                               --------      --------      --------
         Net income                                            $ 12,277      $ 20,157      $ 37,402
                                                               ========      ========      ========

Net income per share:
    Basic                                                      $   0.42      $   0.55      $   0.86
                                                               ========      ========      ========
    Diluted                                                    $   0.39      $   0.52      $   0.82
                                                               ========      ========      ========
Weighted average shares outstanding:
    Basic                                                        29,455        36,747        43,274
                                                               ========      ========      ========
    Diluted                                                      31,750        38,779        45,835
                                                               ========      ========      ========


See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

          Supplemental Consolidated Statements of Stockholders' Equity


                                             COMMON STOCK        ADDITIONAL       RETAINED        TOTAL
                                        ---------------------     PAID-IN         EARNINGS     STOCKHOLDERS'
                                         SHARES       AMOUNT      CAPITAL         (DEFICIT)       EQUITY
                                        -------       ------     ---------        ---------    -------------
                                                                    (In thousands)
Balance at December 31, 1995              9,465      $   95      $  14,569       $ (2,168)      $  12,496
   Issuance of common stock in
     initial public offering             10,092         101         71,696             --          71,797
   Issuance of common stock to
     founders                            10,877         109         14,756             --          14,865
   Issuance of common stock in
     acquisitions                         1,024          10          6,836             --           6,846
   Issuance of common stock in
     secondary offering                   3,025          30         40,304             --          40,334
   Conversion of subordinated notes
                                            444           4          1,473             --           1,477
   Exercise of stock options                 52           1            155             --             156
   Net income                                --          --             --         12,277          12,277
   Distributions to owners (Renal
     Care Group, Inc.)                       --          --             --         (6,245)         (6,245)
   Dividends to founders (Renal
     Care Group, Inc.)                       --          --        (46,699)            --         (46,699)
                                         ------      ------      ---------       --------       ---------
Balance at December 31, 1996             34,979         350        103,090          3,864         107,304
   Issuance of common stock in
     acquisitions                         3,730          37         58,364             --          58,401
   Net income                                --          --             --         20,157          20,157
   Exercise of stock options                495           5          2,601             --           2,606
   Equity acquired in business
     combination                          1,214          12            492             --             504
                                         ------      ------      ---------       --------       ---------
Balance at December 31, 1997             40,418         404        164,547         24,021         188,972
   Issuance of common stock in
     acquisitions                            56           1          1,126             --           1,127
   Net income                                --          --             --         37,402          37,402
   Exercise of stock options              1,186          12         10,801             --          10,813
    Income tax benefit from
     exercise of stock options               --          --          6,500             --           6,500
   Equity acquired in business
     combination                          2,335          23            843             --             866
                                         ------      ------      ---------       --------       ---------
Balance at December 31, 1998             43,995      $  440      $ 183,817       $ 61,423       $ 245,680
                                         ======      ======      =========       ========       =========


See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

               Supplemental Consolidated Statements of Cash Flows

                                                                          YEAR ENDED DECEMBER 31
                                                                    1996           1997           1998
                                                                 ---------       --------       --------
                                                                              (In thousands)
OPERATING ACTIVITIES
Net income                                                       $  12,277       $ 20,157       $ 37,402
Adjustments to reconcile net income to net cash provided by
   operating activities:
    Depreciation and amortization                                    6,021         11,436         21,293
    Loss (gain) on sale of property and equipment                     (118)           (37)           327
    Income applicable to minority interest                              --            955          3,492
    Equity in (earnings) loss of investees                            (311)            --            242
    Deferred income taxes                                              465         (1,340)           951
    Changes in assets and liabilities, net of effects from
      acquisitions:
        Accounts receivable                                         (9,010)       (14,556)       (26,693)
        Inventories                                                    (86)        (1,798)        (2,105)
        Prepaid expenses and other current assets                      820         (3,253)        (1,733)
        Accounts payable                                             1,214          2,380          4,096
        Accrued compensation                                         3,042          3,124          1,783
        Due to third-party payors                                       --          1,710          5,833
        Due to related parties                                        (331)          (450)          (363)
        Accrued expenses and other current liabilities               4,211           (620)          (935)
        Income taxes payable                                         2,236         (1,128)            55
                                                                 ---------       --------       --------
                  Net cash provided by operating activities         20,430         16,580         43,645

INVESTING ACTIVITIES
Proceeds from sale of property and equipment                           395            147            162
Purchases of property and equipment                                (12,769)       (29,539)       (29,728)
Cash paid for acquisitions, net of cash acquired                   (19,967)       (38,569)       (57,694)
Advances to investees                                                   --         (1,111)        (1,614)
Distributions received from affiliate                                  325             --             --
(Purchase) maturity of investments, net                             (5,814)         2,189          3,625
Cash distribution to founders, net of cash contributions           (37,852)        (5,625)            --
Increase in other assets                                            (1,133)        (1,359)        (2,000)
                                                                 ---------       --------       --------
                  Net cash used in investing activities            (76,815)       (73,867)       (87,249)

FINANCING ACTIVITIES
Net borrowings under line of credit                                   (157)        13,848         48,653
Payments on long-term debt                                         (16,713)        (5,968)       (12,025)
Proceeds from issuance of long-term debt                            13,940          7,434            468
Net proceeds from issuance of common stock                         112,483          2,661         10,813
Income tax benefit from exercise of stock options                       --             --          6,500
Distributions to owners                                             (6,245)            --             --
Distributions to minority shareholders                                  --           (290)            --
                                                                 ---------       --------       --------
                  Net cash provided by financing activities        103,308         17,685         54,409
                                                                 ---------       --------       --------
Increase (decrease) in cash and cash equivalents                    46,923        (39,602)        10,805
Cash and cash equivalents, at beginning of year                      1,817         48,740          9,138
                                                                 ---------       --------       --------
Cash and cash equivalents, at end of year                        $  48,740       $  9,138       $ 19,943
                                                                 =========       ========       ========

See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

                                                                    YEAR ENDED DECEMBER 31
                                                                1996         1997          1998
                                                              --------     --------      -------
                                                                        (In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the year for:
      Interest                                                $ 2,056      $  2,525      $ 5,711
                                                              =======      ========      =======
      Income taxes                                            $ 5,692      $ 15,276      $14,402
                                                              =======      ========      =======

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
   Common stock to Founders                                   $14,865      $     --      $    --
                                                              =======      ========      =======
   Conversion of subordinated notes                           $ 1,477      $     --      $    --
                                                              =======      ========      =======
   Issuance of common stock in acquisitions                   $ 6,704      $ 58,346      $ 1,127
                                                              =======      ========      =======

SUPPLEMENTAL DISCLOSURES OF BUSINESS ACQUISITIONS:
   Fair value of assets acquired                              $28,413      $107,946      $70,258
   Liabilities assumed                                          1,742        11,031       11,437
   Common stock issued                                          6,704        58,346        1,127
                                                              -------      --------      -------
        Cash paid for acquisitions, net of cash acquired      $19,967      $ 38,569      $57,694
                                                              =======      ========      =======

See accompanying notes to supplemental consolidated financial statements.

                             Renal Care Group, Inc.

            Notes to Supplemental Consolidated Financial Statements
                      (In thousands, except per share data)

                                December 31, 1998


1. ORGANIZATION

Renal Care Group, Inc. (of Delaware) (the "Company") commenced operations in February 1996, with the acquisition of four dialysis businesses and Renal Care Group, Inc. (of Tennessee) ("Tennessee"), collectively, known as the "Founding Companies," in exchange for shares of its common stock, cash, notes payable and the assumption of certain debt (the "Combination"). On February 6, 1996, the Company completed an initial public offering of 10,092 shares of its common stock and simultaneously consummated the Combination.

The Company provides dialysis services to patients with chronic kidney failure, also known as end-stage renal disease ("ESRD"). As of December 31, 1998, the Company provided dialysis and ancillary services to approximately 13,100 patients through 172 outpatient dialysis centers in 20 states. In addition to its outpatient dialysis center operations, the Company provides acute dialysis services through contractual relationships with 100 hospitals. The Company also operates a business providing diabetic and wound care services.

On January 29, 1999, the Company merged with Dialysis Centers of America, Inc. ("DCA") in a business combination accounted for as a pooling-of-interests. DCA became a wholly-owned subsidiary of the Company through the exchange of 3,073 shares of the Company's common stock for all of the outstanding stock of DCA. The Company's supplemental consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of the Company and DCA for all periods presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The supplemental consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned corporate subsidiaries and partnership interests. All significant intercompany transactions and accounts have been eliminated in consolidation.

The DCA merger has been accounted for by the pooling-of-interests method. Accordingly, the supplemental consolidated financial statements included herein give retroactive effect to this transaction and includes the combined operations of the Company and DCA for all periods presented.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the consummation date of the DCA merger; however, they will become the historical consolidated financial statements of Renal Care Group, Inc. after financial statements including the consummation date of the DCA merger are issued.

USE OF ESTIMATES
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

CASH EQUIVALENTS
The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

INVESTMENTS
The Company's investments consist primarily of debt securities and are classified as held-to-maturity. The Company has both the positive intent and ability to hold these investments to maturity; therefore, they are carried at amortized cost.

ACCOUNTS RECEIVABLE
The Company's primary concentration of credit risk exists within accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages its accounts receivable by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Significant concentrations of gross accounts receivable at December 31, 1997 and 1998, consist of receivables from Medicare and Medicaid of 59% and 55%, respectively. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company's operations. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatening investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


INVENTORIES
Inventories consist of drugs, supplies and parts consumed in dialysis treatments and are stated at the lower of cost or market. Cost is determined using either the first-in, first-out method, or average cost method.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the useful lives of the related assets, ranging from 3 to 40 years. Leasehold improvements are amortized using the straight-line method over the related lease terms. Maintenance and repair costs are charged to operations as incurred.

GOODWILL AND OTHER INTANGIBLES
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company allocates a portion of the purchase price to non-competition agreements based on the estimated fair value of such agreements. Goodwill and non-competition agreements are amortized on a straight-line basis over a period of 40 years and the life of the agreements, respectively. These amortization periods equate to a blended average of 35 years. Accumulated amortization of these intangibles was approximately $5,137 and $10,117 at December 31, 1997 and 1998, respectively.

The Company reviews these intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business or from the use of the asset over the remaining amortization period is less than the carrying amount of the asset. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. As of December 31, 1998, in the opinion of management, there has been no such impairment.

MINORITY INTEREST
Minority interest represents the proportionate equity interest of other partners and stockholders in the Company's consolidated entities which are not wholly owned. As of December 31, 1998, this was primarily comprised of three joint venture partnerships.

NET REVENUE
Net revenue is recorded at the estimated net realizable amount from Medicare, Medicaid, commercial insurers and other third-party payors for services rendered. The Medicare and Medicaid programs reimburse the Company at amounts that are different from the Company's established rates. Contractual adjustments under these programs represent the difference between the amounts billed for these services and the amounts that are reimbursable by third-party payors. A summary of the basis for reimbursement with these payors follows:

                             Renal Care Group, Inc.

                      (In thousands, except per share data)

Medicare
The Company is reimbursed by the Medicare program predominantly on a prospective payment system for dialysis services. Under the prospective payment system, each facility receives a composite rate per treatment that is adjusted to account for geographic differences in the cost of labor. Drugs and other ancillary services are reimbursed on a fee for service basis.

Medicaid
Medicaid is a state administered program with reimbursements varying by state. The Medicaid programs administered in each state in which the Company operates, reimburse the Company predominantly on a prospective payment system for dialysis services rendered.

Other
Other payments from patients, commercial insurers and other third-party payors are received pursuant to a variety of reimbursement arrangements, which are generally higher than those payments received from the Medicare and Medicaid programs.

Reimbursements from Medicare and Medicaid at established rates approximated 70%, 69% and 64% of net revenue for the years ended December 31, 1996, 1997 and 1998, respectively.

INCOME TAXES
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

ESTIMATED MEDICAL PROFESSIONAL LIABILITY CLAIMS
The Company is insured for medical professional liability claims through commercial insurance policies. It is the Company's policy that provision for estimated premium adjustments to medical professional liability costs be made for asserted and unasserted claims based on its experiences. Provision for such professional liability claims includes estimates of the ultimate costs of such claims. To date, the Company's experience with such claims has not been significant; accordingly, no such provision has been made.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents
The carrying amounts reported in the supplemental consolidated balance sheets for cash and cash equivalents approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities
The carrying amounts reported in the supplemental consolidated balance sheets for accounts receivable, accounts payable, and accrued liabilities approximate fair value. Accounts receivable are usually unsecured.

Long-Term Debt
Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the supplemental consolidated balance sheets for long-term debt approximate fair value.

CONCENTRATION OF CREDIT RISKS
The administration of erythropoietin ("EPO") is beneficial in the treatment of anemia, a medical complication frequently experienced by dialysis patients. Revenue from the administration of EPO was 20%, 20%, and 23% of the net revenue of the Company for the years ended December 31, 1996, 1997, and 1998, respectively. EPO is produced by a single manufacturer.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF
The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

RECLASSIFICATIONS
Certain prior year balances have been reclassified to conform with the current year presentation. Such reclassifications had no effect on the net results of operations as previously reported.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)



3. BUSINESS ACQUISITIONS

DCA MERGER
On January 12, 1999 the Company entered into a definitive agreement to merge with DCA. The transaction was consummated on January 29, 1999. In connection with the merger, each share of DCA common stock was converted on a tax-free basis into approximately 0.19 shares of the Company's common stock. Prior to conversion, at December 31, 1998, approximately 16,374 shares of DCA common stock were outstanding. DCA owned and operated 12 dialysis centers and was affiliated with approximately 25 nephrologists in the metropolitan Chicago area. In addition, DCA provided acute dialysis services to six hospitals. The DCA merger has been accounted for as a pooling-of-interests, and as such, the Company's supplemental consolidated financial statements included herein give retroactive effect to the DCA merger for all periods presented.

The following is a summary of the results of operations of the separate entities:


                                                       RCG
                                                  (PRIOR TO DCA
                                                      MERGER)            DCA           COMBINED
                                                  -------------        --------        ---------
       1998
           Net revenue                                $369,372         $ 51,322        $ 420,694
                                                      ========         ========        =========
           Income from operations                     $ 62,410         $  6,069        $  68,479
                                                      ========         ========        =========
           Net income                                 $ 35,211         $  2,191        $  37,402
                                                      ========         ========        =========

       1997
           Net revenue                                $214,009         $ 43,857        $ 257,866
                                                      ========         ========        =========
           Income from operations                     $ 32,141         $  2,579        $  34,720
                                                      ========         ========        =========
           Net income                                 $ 19,978         $    179        $  20,157
                                                      ========         ========        =========

       1996
           Net revenue                                $129,518         $ 33,859        $ 163,377
                                                      ========         ========        =========
           Income from operations                     $ 17,085         $  4,286        $  21,371
                                                      ========         ========        =========
           Net income                                 $ 10,746         $  1,531        $  12,277
                                                      ========         ========        =========


1998 ACQUISITIONS
During 1998, the Company completed multiple acquisitions of companies that owned hemodialysis facilities providing care to ESRD patients as well as providing acute hospital in-patient dialysis services. The Company also acquired a wound care and diabetic business during this period. The majority of the 1998 acquisitions were accounted for under the purchase method of accounting, however two such transactions represent mergers and were accounted for using the pooling-of-interests method.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


Effective January 1, 1998, the Company merged with companies that owned nine dialysis facilities located in Arkansas, Oklahoma and Missouri. In addition to the services provided to patients in these facilities, the merged entities provide acute, in-patient dialysis treatment to six hospitals. Additionally, effective April 1, 1998, the Company merged with companies that owned four dialysis facilities in Missouri. These facilities also provide acute, in-patient dialysis treatment to three hospitals. Consideration provided by the Company in these transactions was 2,335 shares of the Company's common stock. Both transactions were accounted for as pooling-of-interests. The supplemental consolidated financial statements have not been restated for these transactions as the effects are not considered material. Accordingly, the results of the combined operations of these entities, reported in the accompanying supplemental consolidated financial statements, commence on the effective date of each transaction.

Effective February 1, 1998, the Company formed a joint venture in Portland, Oregon, for purposes of operating six dialysis facilities and a home dialysis program. The Company acquired an 80% interest in the joint venture, with an equivalent share of voting rights for cash.

Also during 1998, the Company completed several other acquisitions. These transactions were accounted for under the purchase method with goodwill and other intangibles of approximately $58,384 recorded. Goodwill and other intangibles are being amortized on a straight-line basis over an average of 35 years. The Company began recording the results of operations from these acquired companies beginning with the effective date of each transaction.

The purchase price of 1998 acquisitions is summarized as follows:

                                                            1998
                                                         ----------
          Number of shares issued                                56

          Estimated value of shares issued               $    1,127
          Cash consideration                                 57,694
                                                         ----------

          Aggregate purchase price                       $   58,821
                                                         ==========

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


1997 ACQUISITIONS
In 1997, the Company acquired and developed 42 facilities providing care to ESRD patients, 19 programs providing acute hospital in-patient dialysis services and a laboratory.

The following is a summary of acquisition activity:

                                                            1997
                                                         ----------
          Number of shares issued                             3,727

          Estimated value of shares issued               $   58,346
          Cash consideration                                 38,569
                                                         ----------

          Aggregate purchase price                       $   96,915
                                                         ==========

The majority of these acquisitions were accounted for under the purchase method and, accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the dates of acquisition. The allocation of the purchase price resulted in goodwill and intangible assets of $89,086. The results of operations of the acquisitions have been included in the Company's supplemental consolidated financial statements from their respective acquisition dates.

The results of operations have not been restated for a 1997 pooling transaction as the effect of the pooling on prior periods was not considered material to the Company. In 1997, the Company formed two joint ventures that resulted in goodwill and intangible assets of $14,188. The Company's contribution to these joint ventures will be used for working capital and to construct dialysis facilities.

1996 ACQUISITIONS
In 1996, the Company completed the mergers with Main Line Suburban Dialysis Centers, Inc. ("Main Line") and Renal West, L.C. ("Renal West") in exchange for 4,407 shares of common stock. The mergers were accounted for as poolings-of-interests, and accordingly, the supplemental consolidated financial statements give retroactive effect to the combined operations of Renal Care Group, Inc., Main Line and Renal West for all periods presented.

Additionally, in 1996, the Company purchased two dialysis businesses, substantially all of the assets of a third business and a chronic outpatient dialysis unit of a hospital, all within the metropolitan Chicago area. The total purchase price of these acquisitions consisted of cash of $11,952 and approximately 187 shares of common stock. These acquisitions were accounted for under the purchase method and have been included in the results of operations commencing with the effective date of the acquisition.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


PRO FORMA DATA (UNAUDITED)
The following summary, prepared on a pro forma basis, combines the results of operations as if each of the acquisitions had been consummated as of the beginning of the period, giving effect to adjustments such as amortization of intangibles, interest expense and related income taxes.


                                        1996               1997             1998
                                    ------------      ------------      -----------
Pro forma net revenue               $    203,814      $    327,193      $   435,362
                                    ============      ============      ===========
Pro forma net income                $     14,357      $     26,327      $    38,843
                                    ============      ============      ===========

Pro forma net income per share
         Basic                      $       0.42      $       0.62      $      0.89
                                    ============      ============      ===========
         Diluted                    $       0.40      $       0.59      $      0.84
                                    ============      ============      ===========

The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed prior to the beginning of the periods presented.

4.  INVESTMENTS

The amortized cost and estimated fair value of the investments are as follows:

                                           DECEMBER 31, 1997
                                           -----------------

                              AMORTIZED    UNREALIZED  UNREALIZED  FAIR
                                COST          GAIN        LOSS     VALUE
                              ---------    ----------  ---------- ------
U.S. Government agencies       $   75      $      --      $-      $   75
Corporate bonds and notes       3,550             --       3       3,547
                               ------      ---------      --      ------
Total                          $3,625      $      --      $3      $3,622
                               ======      =========      ==      ======

                             Renal Care Group, Inc.

                      (In thousands, except per share data)



5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                           DECEMBER 31
                                      1997           1998
                                   ---------       ---------
Medical equipment                  $  39,202       $  56,603
Computer equipment                     6,195          16,846
Furniture and fixtures                10,045          13,481
Leasehold improvements                17,293          24,691
Buildings                             10,119          14,051
Construction-in-progress               4,348           3,068
                                   ---------       ---------
                                      87,202         128,740
Less accumulated depreciation        (16,139)        (32,484)
                                   ---------       ---------
                                   $  71,063       $  96,256
                                   =========       =========

Depreciation expense is $4,943, $8,401 and $14,861 for the years ended December 31, 1996, 1997 and 1998, respectively.


6. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                    DECEMBER 31
                                                                  1997        1998
                                                                -------      -------
Line of credit, bearing interest at LIBO rate
    (6.60% and 6.32% at December 31, 1997
    and 1998, respectively)                                     $13,848      $62,500

Term note, bearing interest at variable rates
    (weighted average rate of 7.68%
    and 7.10% at December 31, 1997 and 1998,
    respectively)                                                24,000       20,699

Revolving credit note, bearing interest at variable rates
    (weighted average rate of 7.96% and 6.83% at
    December 31, 1997 and 1998, respectively)                     7,434        4,165
Equipment note payable                                            2,337        2,230
Other                                                             2,413          655
                                                                -------      -------
                                                                 50,032       90,249
Less current portion                                             12,626       10,742
                                                                -------      -------
                                                                $37,406      $79,507
                                                                =======      =======

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


LINE OF CREDIT
On August 4, 1997, the Company executed the First Amended and Restated Loan Agreement for a $125,000 credit facility. Borrowings under the loan agreement may be used for acquisitions, capital expenditures, working capital, and general corporate purposes.

Under the loan agreement, loan availability ranges in amounts and dates from the closing date through August 2003. The loan availability is reduced to $106,250 through August 2001, $87,500 through August 2002 and $68,750 through August 2003. All loans under the loan agreement are due and payable on August 4, 2003. At December 31, 1998, there was $62,500 outstanding under this agreement. The Company had $62,500 available under this agreement at December 31, 1998.

The Company's obligations under the loan agreement, and the obligations of each of the subsidiaries under its guaranty, are secured by a pledge of the equity interests held by the Company in each of its subsidiaries. Financial covenants are customary for the amount and duration of this commitment. The Company was in compliance with all such covenants at December 31, 1998.


CREDIT AGREEMENT
The Company's Credit Agreement with a bank, as amended, consists of a term note with an original balance of $29,400 and a $15,000 revolving credit note. Borrowings under the Credit Agreement may be used for acquisitions and working capital purposes. The term note is payable in quarterly installments and had an outstanding balance of $20,699 at December 31, 1998. At December 31, 1998, the Company had borrowings of $4,165 outstanding and $10,835 available under the revolving credit note.

At the Company's option, the term note and the revolving credit note bear interest at a variable margin over either the LIBO rate or the prime rate. The credit agreement is collateralized by a continuing security interest in substantially all of the assets of the Company and shares of common stock of certain subsidiaries. Financial covenants are customary for the amount and duration of this commitment. The Company was in compliance with all such covenants at December 31, 1998.

EQUIPMENT NOTE PAYABLE
The equipment note payable is to a vendor for certain equipment and software purchased by the Company. The note is payable in monthly installments over a period of 108 months.

OTHER
The other long-term debt consist of three term notes maturing in various stages through April 2000.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


The aggregate maturities of long-term debt at December 31, 1998 are as follows:


1999                             $   10,742
2000                                 15,133
2001                                    392
2002                                    488
2003                                 62,900
Thereafter                              594
                                 ----------
                                 $   90,249
                                 ==========

Subsequent to the DCA merger, borrowings under the Company's First Amended and Restated Loan Agreement of $125.0 million were used to repay the $20,699 term note, the $4,165 revolving credit note and the $2,230 equipment note, as these debt instruments had been assumed in the DCA merger.


7.  INCOME TAXES

The provision for income taxes consists of the following:

                                       YEAR ENDED DECEMBER 31
                                  1996          1997            1998
                                --------       --------       -------
Current:
    Federal                     $  6,233       $ 12,215       $19,563
    State and local                1,293          1,038         1,578
                                --------       --------       -------
                                   7,526         13,253        21,141
                                --------       --------       -------

Deferred:
    Federal                          383         (1,058)          878
    State and local                   82           (282)           73
                                --------       --------       -------
                                     465         (1,340)          951
                                --------       --------       -------

Provision for income taxes      $  7,991       $ 11,913       $22,092
                                ========       ========       =======

At December 31, 1998, the Company has net operating loss carryforwards of approximately $50,000 for state income tax purposes that expire in years 2001 through 2013. The utilization of the state net operating loss carryforwards may be limited in future years due to the profitability of certain subsidiary corporations.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company's deferred tax liabilities and assets are as follows:

                                                             DECEMBER 31
                                                         1997           1998
                                                        -------       -------
Deferred tax assets:
    Net operating loss carryforwards                    $ 1,214       $ 1,824
    Allowance for doubtful accounts                       3,057         5,253
    Accrued vacation and other accrued liabilities        2,590         2,631
    Other                                                    21            --
    Less: Valuation allowance                            (1,214)       (1,824)
                                                        -------       -------
                                                          5,668         7,884
                                                        -------       -------
Deferred tax liabilities:
    Allowance for doubtful accounts                         480            --
    Depreciation                                            917         3,371
    Cash to accrual adjustments (Section 481)             1,303           616
    Amortization                                          2,103         3,541
    Investments in partnerships                              --           442
                                                        -------       -------
                                                          4,803         7,970
                                                        -------       -------
Net deferred tax asset (liability)                      $   865       $   (86)
                                                        =======       =======

The following is a reconciliation of the statutory federal and state income tax rates to the effective rates as a percentage of income before provision for income taxes as reported in the financial statements:


                                                                 YEAR ENDED DECEMBER 31
                                                              1996        1997       1998
                                                              ----        ----       ----
U.S. federal income tax rate                                  34.9%       35.0%      34.9%
State income tax, net of federal income tax benefit            5.4         1.5        1.7
Cash to accrual adjustments                                    5.9          --         --
Federal and state income tax benefit from S corporations
                                                              (7.7)         --         --
Other                                                          0.9         0.6        0.5
                                                              ----        ----       ----
Effective income tax rate                                     39.4%       37.1%      37.1%
                                                              ====        ====       ====

                             Renal Care Group, Inc.

                      (In thousands, except per share data)



8. STOCKHOLDERS' EQUITY

STOCK OPTION PLANS
In January 1996, the Company adopted the Renal Care Group, Inc. 1996 Stock Option Plan (the "1996 Employee Plan"), which was amended and restated effective October 1997. Under the 1996 Employee Plan, options to purchase a total of 6,000 shares of common stock were reserved for grant to eligible employees and other key persons. In 1995 the Company issued options outside of a plan ("Free Standing") to key employees, officers, directors and other key persons. The options vest over various periods up to five years and have a term of ten years from the date of issuance. Also in 1995, the Company adopted the Equity Compensation Plan ("Equity Plan") which authorized the Company to grant up to 350 shares of common stock to eligible employees and other key persons. The options vest over various periods up to three years and have a term of ten years from the date of issuance. In 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan") which provided for the grant of options to purchase up to 720 shares of common stock to directors, officers and other key persons.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, no compensation expense has been recognized for stock options granted at fair market value under its plans.

                             Renal Care Group, Inc.

                      (In thousands, except per share data)


The following is a summary of option transactions during the period from January 1, 1996 through December 31, 1998:

                              1996                                            EXERCISE           WEIGHTED
                           EMPLOYEE     1994          FREE      EQUITY         PRICE             AVERAGE
                             PLAN       PLAN        STANDING     PLAN          RANGE              PRICE
                           --------    -------      --------   --------     --------------      -----------
Balance at
January 1, 1996                 --        261        1,529         35       $ 0.11 - $3.33      $    3.78
  Granted                    1,971         --          473         --         3.33 - 13.55          11.33
  Exercised                     (9)        --          (23)        --          3.33 - 8.00           4.70
  Forfeited                     --         --           --         --                   --             --
                           -------     ------       ------     ------
Balance at
   December 31, 1996         1,962        261        1,979         35         0.11 - 13.55           7.88
     Granted                 1,886         --           --         37        13.33 - 25.58          15.11
     Exercised                 (95)       (95)        (117)        --         3.33 - 15.33           5.81
     Forfeited                 (80)        (2)         (19)        (3)        3.33 - 25.58          14.39
                           -------     ------       ------     ------
Balance at
   December 31, 1997         3,673        164        1,843         69         0.11 - 25.58          10.39
     Granted                 2,140         --           --         --        20.00 - 29.50          22.06
     Exercised                (664)      (139)        (383)        --         0.89 - 22.75           8.93
     Forfeited                (125)        (2)         (10)        (5)        3.33 - 25.58          15.71
Balance at
   December 31, 1998         5,024         23        1,450         64       $0.11 - $29.50      $   14.33
                           =======     ======       ======     ======
Available for grant at
   December 31, 1998           208         --           --        286
                           =======     ======       ======     ======
Exercisable at
   December 31, 1998         1,379          8          995         55                           $   10.90
                           =======     ======       ======     ======                           =========

The weighted-average fair value of options granted during 1996, 1997 and 1998 is $3.82, $6.10 and $8.89 respectively.

The following table summarizes information about fixed stock options outstanding at December 31, 1998.

                         NUMBER            WEIGHTED                                 NUMBER
                     OUTSTANDING AS        AVERAGE              WEIGHTED        EXERCISABLE AS         WEIGHTED
     RANGE OF        OF DECEMBER 31,       REMAINING            AVERAGE         OF DECEMBER 31,        AVERAGE
  EXERCISE PRICES        1998           CONTRACTUAL LIFE     EXERCISE PRICE          1998           EXERCISE PRICE
-----------------    ---------------    ----------------     --------------     ---------------     --------------
$ 0.11 - $  3.33           1,910               6.94           $    5.56             1,237            $    4.89
$10.67 - $ 14.00           1,399               8.04           $   13.09               496            $   13.03
$14.06 - $ 29.50           3,252               9.00           $   20.02               704            $   19.20
----------------       ---------          ---------           ---------         ---------            ---------
$ 0.11 - $ 29.50           6,561               8.20           $   14.33             2,437            $   10.90
================       =========          =========           =========         =========            =========

                             Renal Care Group, Inc.

                     (In thousands, except per share data)


Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for:


                                    YEAR ENDED DECEMBER 31
                                 1996      1997        1998
                              ---------  ---------  ----------
Expected volatility              33.0%      30.0%      33.0%
Expected dividend yield          None       None       None
Risk-free interest rate           5.5%       5.5%       5.5%
Expected life of options      4 years    5 years    5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:


                                                                YEAR ENDED DECEMBER 31
                                                           1996            1997          1998
                                                        ----------      ----------      -------
Net income                                              $   12,277      $   20,157      $37,402
Pro forma compensation expense from stock options,
    net of taxes                                             1,253           1,643        4,388
                                                        ----------      ----------      -------
Pro forma net income                                    $   11,024      $   18,514      $33,014
                                                        ==========      ==========      =======
Pro forma net income per share
     Basic                                              $     0.37      $     0.50      $  0.76
                                                        ==========      ==========      =======
     Diluted                                            $     0.35      $     0.48      $  0.72
                                                        ==========      ==========      =======

                             Renal Care Group, Inc.

                     (In thousands, except per share data)


WARRANTS
In June 1995, the Company issued warrants to purchase an aggregate of 90 shares of common stock. These warrants have a term of five years from the date of issuance. Additionally, in February 1994, the Company issued warrants to purchase an aggregate of 495 shares of common stock. The warrants have a term of ten years from the date of issuance.

STOCK SPLIT
Since its inception, the Company has approved two stock splits. Each stock split was a three-for-two split effected in the form of a 50% dividend. The first was distributed on July 25, 1997, to shareholders of record on July 7, 1997. The second was distributed on August 24, 1998, to shareholders of record on August 7, 1998. The Company's par value remained unchanged at $0.01. In addition, all references in the financial statements to number of shares, per share amounts, and stock option data have been adjusted for these stock splits.

9. OPERATING LEASES

The Company rents office and medical facilities under lease agreements that are classified as operating leases for financial statement purposes. At December 31, 1998, future minimum rental payments under noncancelable operating leases with terms of one year or more consist of the following:


1999                                $11,437
2000                                  9,600
2001                                  8,776
2002                                  7,627
2003                                  5,896
Thereafter                           20,881
                                    -------
                                    $64,217
                                    =======


Rent expense related to operating leases amounted to $4,838, $7,692 and $11,966 for the years ending December 31, 1996, 1997 and 1998, respectively.

                             Renal Care Group, Inc.

                     (In thousands, except per share data)


10. EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS
The Company has qualified defined contribution plans covering substantially all employees which permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans and makes matching contributions on behalf of the employees. The Company made contributions relating to these plans totaling $685, $946 and $1,147 for the years ended December 31, 1996, 1997 and 1998, respectively.

EMPLOYEE STOCK PURCHASE PLAN
Effective April 1996, the Company adopted an Employee Stock Purchase Plan ("Stock Purchase Plan") to provide substantially all employees an opportunity to purchase shares of its common stock in amounts not to exceed 10% of eligible compensation or $25 of common stock each calendar year. Annually, on December 31, participant account balances are used to purchase shares of stock at the lesser of 85% of the fair market value of shares at the beginning of the year (grant date) or December 31 (exercise date). A total of 675 shares are available for purchase under the plan. At December 31, 1997 and 1998, approximately $915 and $1,274, respectively, were included in accrued wages and benefits relating to the Stock Purchase Plan.

11. EARNINGS PER SHARE

In accordance with SFAS No. 128, basic net income per share is based on the weighted average number of common shares outstanding during the periods. Diluted net income per share is based on the weighted average number of common shares outstanding during the periods plus the effect of dilutive stock options using the treasury stock method.

                             Renal Care Group, Inc.

                     (In thousands, except per share data)



The following table sets forth the computation of basic and diluted net income per share.


                                                               1996         1997         1998
                                                              -------      -------      -------
Numerator:
    Numerator for basic and diluted net
       income per share                                       $12,277      $20,157      $37,402
Denominator:
    Denominator for basic net income per
       share-weighted-average shares                           29,455       36,747       43,274
    Effect of dilutive securities:
       Stock options                                            1,828        1,538        2,040
       Warrants                                                   467          494          521
                                                              -------      -------      -------
    Denominator for diluted net income
       per share-adjusted weighted-average shares and
       assumed conversions                                     31,750       38,779       45,835
                                                              =======      =======      =======
Basic net income per share                                    $  0.42      $  0.55      $  0.86
                                                              =======      =======      =======
Diluted net income per share                                  $  0.39      $  0.52      $  0.82
                                                              =======      =======      =======


12. CONTINGENCIES

The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's consolidated financial position or results of operations.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth, for 1998 and 1997, certain selected quarterly financial data. In the opinion of the Company's management this unaudited information has been prepared on the same basis as the audited information and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                            Renal Care Group, Inc.

                     (In thousands, except per share data)


                                                                     1998
                                           --------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER  THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------  -------------   --------------
Net operating revenue                      $    91,542      $   102,549     $   110,357      $   116,246
Operating expenses                              73,660           80,442          85,820           90,000
Depreciation and amortization                    4,613            5,218           5,497            5,965
Merger expenses                                    700              300               -                -
                                           -----------      -----------     -----------      -----------
Income from operations                          12,569           16,589          19,040           20,281
Minority interest                                  547              608           1,045            1,292
Interest expense, net                            1,246            1,436           1,557            1,254
                                           -----------      -----------     -----------      -----------
Income before income taxes                      10,776           14,545          16,438           17,735
Income taxes                                     4,114            5,438           6,126            6,414
                                           -----------      -----------     -----------      -----------
Net income                                 $     6,662      $     9,107     $    10,312      $    11,321
                                           ===========      ===========     ===========      ===========
Net income per share:
   Basic                                   $      0.16      $      0.21     $      0.24      $      0.26
                                           ===========      ===========     ===========      ===========
   Diluted                                 $      0.15      $      0.20     $      0.22      $      0.24
                                           ===========      ===========     ===========      ===========



                                                                     1997
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Net operating revenue                      $    57,022      $    63,071     $    65,432      $    72,341
Operating expenses                              46,016           50,738          51,942           62,714
Depreciation and amortization                    2,493            2,675           2,857            3,411
Merger expenses                                      -              300               -                -
                                           -----------      -----------     -----------      -----------
Income from operations                           8,513            9,358          10,633            6,216
Minority interest                                    -              218             290              447
Interest expense, net                              102              415             482              696
                                           -----------      -----------     -----------      -----------
Income before income taxes                       8,411            8,725           9,861            5,073
Income taxes                                     3,153            3,239           3,656            1,865
                                           -----------      -----------     -----------      -----------
Net income                                 $     5,258      $     5,486     $     6,205      $     3,208
                                           ===========      ===========     ===========      ===========
Net income per share:
   Basic                                   $      0.15      $      0.15     $      0.17      $      0.08
                                           ===========      ===========     ===========      ===========
   Diluted                                 $      0.14      $      0.14     $      0.16      $      0.08
                                           ===========      ===========     ===========      ===========

                         Report of Independent Auditors

The Board of Directors
Renal Care Group, Inc.

We have audited the supplemental consolidated financial statements of Renal Care Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated March 2, 1999 (included elsewhere in this Form 8-K). Our audits also included the supplemental financial statement schedule included in this Form 8-K. This supplemental schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the supplemental financial statement schedule referred to above, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                         /s/ ERNST & YOUNG LLP


Nashville, Tennessee
March 2, 1999

                                                                     Schedule II

                             Renal Care Group, Inc.
     Supplemental Consolidated Schedule - Valuation and Qualifying Accounts
                                 (In thousands)

                                             Balance                                Amount                              Balance
                                            Beginning           Allowances        Charged to                           At End of
                                            Of Period            Acquired           Expense         Write-Offs           Period
                                            ---------            --------           -------         ----------           ------
Allowances for doubtful accounts:
    Year ended
         December 31, 1996                     $ 5,062            $4,344            $ 3,414            $(4,441)          $ 8,379
                                               =======            ======            =======            ========          =======
    Year ended
         December 31, 1997                     $ 8,379            $3,949            $ 8,022            $(1,306)          $19,044
                                               =======            ======            =======            ========          =======
    Year ended
         December 31, 1998                     $19,044            $2,321            $13,074            $(3,713)          $30,726
                                               =======            ======            =======            ========          =======

Item 7.  Financial Statements and Exhibits.

         (a)      Financial Statements of Businesses Acquired.  None.

         (b)      Pro Forma Financial Information.  None.

         (c)      Exhibits.

                  Exhibit 23(b)  Consent of Independent Auditors

                  Exhibit 27     Financial Data Schedule


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    RENAL CARE GROUP, INC.


                                    /s/ Ronald Hinds
                                    ---------------------------------
                                    Ronald Hinds
                                    Executive Vice President and
                                    Chief Financial Officer

Date: April 22, 1999
     ---------